Exhibit 99.3

TELOMIR PHARMACEUTICALS, INC.

COMPENSATION COMMITTEE CHARTER

The Board of Directors (the “Board”) of Telomir Pharmaceuticals, Inc. (the “Company”) has established a standing Compensation Committee (the “Committee”) pursuant to Section 607.0825 of the Florida Business Corporation Act (“FBCA”) and for the purposes described in this charter of the Committee (the “Committee Charter”).

I.	Purpose of the Committee

The primary purpose of the Committee is to assist the Board in discharging its responsibilities in respect of compensation of the Company’s chief executive officer (the “CEO”) and other named executive officers (the “Named Executive Officers”). In addition, the Committee is charged with overall responsibility for approving and evaluating all incentive and equity compensation plans, policies, and programs of the Company as they affect the CEO, the Named Executive Officers, and other executive officers, and significant Company compensation matters and policies generally.

II.	Organization

The Committee shall consist of at least three members of the Board, each of whom shall be independent in accordance with the requirements of the rules of the Nasdaq Stock Exchange (including those additional independence requirements specific to compensation committee membership) and otherwise meet the qualifications set forth herein. Prior to appointing any member of the Committee, the Board shall affirmatively determine that such individual is independent under the rules of the Nasdaq Stock Exchange and, in making such determination, consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to: (A) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; (B) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company. The Board shall appoint the members of the Committee, who shall serve until their successors are appointed and qualified, or until such member’s earlier resignation or removal.

Notwithstanding the above, one director of the Company who is not independent in accordance with the rules of the Nasdaq Stock Exchange (including those additional independence requirements specific to compensation committee membership), but is not a current officer or employee or an immediate family member of such person, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the next annual meeting proxy statement (or in its next annual report filed with the SEC on Form 10-K if the Company does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reasons for that determination. A director appointed to the Committee pursuant to this exception may not serve for in excess of two years.

The chair of the Committee (the “Chair”) may be designated by the full Board or, if it does not do so, the Committee members shall elect a Chair by vote of a majority of the full Committee. The Board may remove any member from the Committee at any time with or without cause. The Committee may form and delegate authority to subcommittees when appropriate, as permitted by the charter and bylaws of the Company and consistent with the FBCA.

III.	Structure and Meetings

The Chair will preside at each meeting, and in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting; provided, that the Committee shall meet no less frequently than twice annually. If a Chair is not designated or present, the members of the Committee may designate a chair of the meeting by majority vote of the Committee membership. To the extent beneficial to the Committee, the Chair, or in such person’s absence the chair of the meeting, may circulate an agenda for each meeting in advance of the meeting. The CEO shall not be present during any voting or deliberations by the Committee on his or her compensation.

IV.	Duties and Responsibilities

The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

a.	on an annual basis, develop written guidelines and review the performance of the CEO, review and approve documented corporate goals relevant to the compensation of the CEO, evaluate and deliver a written assessment of the performance of the CEO in light of these goals and objectives, and set the compensation of the CEO based on this evaluation;

b.	with the assistance of the CEO, annually review and approve corporate goals relevant to the compensation of Named Executive Officers and set the compensation of the Named Executive Officers, including without limitation any benefits packages; and annually review the Company’s overall employee benefits program;

c.	produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

d.	review and approve the Company’s cash incentive compensation or bonus plans and equity-based plans for Named Executive Officers, other Company officers, and (in the aggregate) other Company employees, establish criteria for the granting of cash and equity-based awards to the Company’s officers and other employees, and review and approve the granting of equity-based awards in accordance with such criteria;

e.	review director compensation levels and practices, considering the results of the most recent stockholder advisory vote on incentive compensation, and recommend, from time to time, changes in such compensation levels and practices to the Board with equity ownership in the Company encouraged;

2

f.	review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk, and evaluate compensation policies and practices that could mitigate any such risk;

g.	develop and annually assess the effectiveness of retention and succession plans for the Company’s Chief Executive Officer, and review and approve retention and succession plans developed by the Company’s senior officers related to other important Company employees;

h.	annually review and assess the adequacy of this Committee Charter and recommend any proposed changes to the Board for approval;

i.	make recommendations to the Board with respect to (i) Committee member qualifications, (ii) Committee member appointments and removals, (iii) Committee structure and operations, and (iv) Committee reporting to the Board; and

j.	perform an annual self-assessment of the performance of the Committee.

V.	Committee Resources

The Committee may, in its sole discretion, retain, or obtain the advice of a compensation consultant, independent legal counsel, or other adviser. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, independent legal counsel, or any other adviser retained by the Committee.

The Committee may select a compensation consultant, legal counsel, or other adviser to the Committee only after taking into consideration all relevant factors, including the following: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel, or other adviser; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel, or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel, or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel, or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel, or other adviser with a member of the Committee; (v) any stock of the Company owned by the compensation consultant, legal counsel, or other adviser; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser, or the person employing the adviser, with an executive officer of the Company.

VI.	Other Committee Responsibilities

The Committee shall maintain minutes of meetings, ensuring that the minutes document all significant issues that have been discussed during the meetings, and all decisions made by the Committee. The minutes of the Committee meetings will be presented to the Board for review at their Board meetings. The Chair of the Committee will provide additional comments to the Board as deemed appropriate.

VII.	Disclosure of Committee Charter

This Committee Charter will be made available on the Company’s website.

Approved by the Telomir Pharmaceuticals, Inc. Board of Directors on December 8, 2023.

3